                                                                   EXHIBIT 10.30


                                    AGREEMENT


                  This AGREEMENT (the "Agreement") is entered into as of October 31, 1996 (the "Effective Date") by and between Connective Therapeutics, Inc., a Delaware corporation, its predecessors, successors, subsidiaries, officers, directors, agents, attorneys, employees and assigns, (hereafter collectively referred to as the "Company"), on the one hand, and Dr. Edward Amento (hereafter "Dr. Amento"), on the other hand.

                                   WITNESSETH:

                  WHEREAS, Dr. Amento began employment at the Company on or about November 17, 1993 pursuant to the terms of an employment agreement entered into as of that date;

                  WHEREAS, the Company and Dr. Amento desire to terminate Dr. Amento's employment relationship and create a consultancy relationship; and

                  WHEREAS, the parties wish to set forth herein their consulting and other relationships and preserve the good will which exists between them and settle any and all disputes which may exist between them.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

A.       The Company agrees as follows:

         1. That as of the Effective Date, the Company hereby hires Dr. Amento as a consultant on the following terms:

                  a.       Consultancy:

                           (1) During the initial nine (9) month consulting
period, i.e. through nine months after the Effective Date, Dr. Amento shall make himself available to the Company for at least one day per week, provided that such availability shall be coordinated with Dr. Amento's other responsibilities. Payment for the initial nine (9) month period shall be made to Dr. Amento on a monthly basis as a 1099 consultant ($18,750 per month for nine (9) months for a total of $168,750) at the rate of his current salary. Following the initial 9 month period or for consulting services exceeding one day per week during the initial 9 months and through the end of the Company's funding of directed research, Dr. Amento shall, at the Company's request, continue to make himself available, but subject entirely to his other responsibilities at such time, as a consultant at the rate of $2,000 per day.

                           (2) As a consultant, Dr. Amento shall (i) serve as a
member of the Company's Scientific Advisory Board; (ii) assist the Company in its corporate partnering discussions; (iii) consult exclusively with the Company in the areas of relaxin as a diagnostic and therapeutic agent and TCR peptides as diagnostics and therapeutics in those areas covered by existing Company patents and patent applications (the Connective Field"); and (iv) advise and counsel the Company in other areas on a nonexclusive basis. As an incentive to participate actively in corporate partnering discussions, the Company shall pay Dr. Amento $25,000 for each successfully completed transaction in which his assistance was requested in writing by the Company and given by Dr. Amento pursuant to the terms of this Agreement, including without limitation those listed on Exhibit A hereto.

                           (3) During the initial nine (9) month period of Dr.
Amento's consultancy:

                                    (a) The Company shall maintain and pay for
Dr. Amento's current life and disability coverage and, through COBRA his health coverage.

                                    (b) All options to acquire shares of the
Company's stock held by Dr. Amento that are not then vested or exercised subject to the Company's repurchase option will convert to a Non-Qualified Stock Option with the change of his status from employee to consultant and will continue to vest at the rate applicable to full-time employment, while he remains a consultant to the Company, (the vested option grant will convert to a Non-Qualified Stock Option with the change of his status from employee to consultant, unless exercised within ninety (90) days of the date hereof). In accordance with the terms of the option agreement(s) issued to Dr. Amento, (i) to the extent any Option is not vested as provided above, the Option shall expire and (ii) any such vested Option must be exercised no later than ninety
(90) days after termination of the consultancy and, to the extent any such Option is not exercised within such ninety-day period, it shall expire.

                                    (c) Dr. Amento acknowledges and agrees that
he has received all salary, accrued vacation, commissions, bonuses, compensation, shares of stock or options therefore or other such sums due to him other than (i) amounts to be paid in accordance with the provisions of this Agreement or (ii) reimbursements for travel taken on the Company's behalf submitted within five (5) days of the Effective Date, with the exception of telephone bills not yet received. In light of the payment by the Company of all wages due, or to become due to Dr. Amento, the Parties further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

                  No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.


                                       2.
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                  b. Office Assistance: The Company will additionally provide
Dr. Amento with $24,000 (paid in six monthly installments of $4,000 per month from the effective date of this Agreement) to support the costs of maintaining an office and shall also provide Dr. Amento with the computer equipment presently located in his office at the Company and used by him at the Company for use in such office.

         2.       Miscellaneous Items:

                  a. That it fully and forever releases and discharges Dr. Amento from any claims and damages and causes of action it may have against him in his capacities as an employee or officer of the Company and covenants not to sue or otherwise institute or cause to be instituted or in any way participate, except as required by law, in legal or administrative proceedings against Dr. Amento with respect to any matter arising out of or connected with Dr. Amento's authorized course and scope of his employment with the Company at any time prior to and including the date the Company signs the Agreement, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist, with the exception of any claim arising out of his obligations under this Agreement or his proprietary information obligations.

                  b. Legal Expenses. The Company shall reimburse Dr. Amento for his legal expenses in connection with the preparation and negotiation of this Agreement and in connection with the prior negotiations between Dr. Amento and the Company regarding a Medical Research Institute in an amount not to exceed $10,000, less applicable withholdings upon presentation of appropriate documentation of expenses incurred.

                  c. Severance Benefits Unchanged. The Company acknowledges that Dr. Amento is entering into this Agreement on the understanding that the terms and conditions relating to any and all severance benefits granted to Thomas G. Wiggans are as set forth in that certain Employment Agreement dated June 9, 1994 between the Company and Mr. Wiggans (the "Wiggans Employment Agreement") and have not been amended or modified orally or in writing since that date and hereby represents and warrants that such severance terms remain as reflected in the Wiggans Employment Agreement.

B. Dr. Amento for himself, his heirs, executors, administrators, assigns, and successors, agrees as follows:

         1. That his employment with the Company is terminated, and his resignation from all officer positions held by him with the Company is effective as of the Effective Date.


         2. That he shall resign as a director of the Company on or before June 30, 1997.


                                       3.
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         3. That during the period of his consultancy it may be necessary for the Company to disclose certain data and other proprietary information to him, and/or to provide Dr. Amento with samples, which together with any information generated by Dr. Amento in performing his services for the Company hereunder (collectively, "Information"), Dr. Amento agrees to retain in strict confidence and not to disclose or transfer to any party other than as authorized by the Company. Dr. Amento further agrees not to use such Information for any purpose other than those of this Agreement. Upon completion of Dr. Amento's consulting services hereunder, Dr. Amento will return all Information, all copies thereof and any remaining samples to the Company, unless directed otherwise by the Company. The foregoing obligations of confidentiality and non-use shall not apply to Information: (a) that was previously known to Dr. Amento as evidenced by Dr. Amento's written records; (b) that is lawfully obtained by Dr. Amento from a source independent of the Company; or (c) that is now or hereafter becomes public knowledge other than through a breach of this Agreement. These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

         4. Any and all intellectual property, including inventions or discoveries, whether patentable or not, made by Dr. Amento individually or in conjunction with others, as a result of services rendered under this Agreement, shall become the absolute property of the Company. Dr. Amento shall promptly disclose, and when requested, assign to the Company any and all such intellectual property (including any patent applications), without further compensation. Any writings prepared by Dr. Amento hereunder shall be for the benefit of the Company. The Company shall have the right to reproduce, modify, and use such writings and all results generated as the result of services rendered under this Agreement for any purpose related to its lawful business. Dr. Amento shall promptly make, execute and deliver any and all instruments and documents and perform any and all acts necessary to obtain, maintain and enforce patents, trademarks and copyrights for such Intellectual Property as the Company may desire in any and all countries. All costs and expenses of application and prosecution of such patents, trademarks and copyrights shall be paid by the Company and Dr. Amento shall be reimbursed for his time spent on such matters at the rate of $2,000 per day unless measured against his consulting time hereunder.

         5. Dr. Amento agrees to supply the Company with a copy of any proposed publication or disclosure that incorporates any Information, to be reviewed for potential proprietary information and intellectual property issues, and approved in writing by the Company prior to submission for publication or disclosure (such approval shall not be unreasonably delayed or withheld).

         6. That Dr. Amento hereby waives any and all rights he may have had or now has to pursue any and all remedies available to him under any cause of action relating to his employment or his service as an officer of the Company against the Company, including without limitation, claims of wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; harassment or fraud;


                                       4.
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negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; defamation; and violation of the provisions of the California Labor Code, the Employee Retirement Income Security Act and any other laws and regulations relating to employment. Dr. Amento further acknowledges and expressly agrees that he hereby waives any and all rights he may have had or now has to pursue any claim of discrimination, including but not limited to, any claim of discrimination based on sex, age, race, national origin, or any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Constitution, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 as amended "ADEA", the Civil Rights Act of 1866, and all other laws and regulations relating to employment.

         7. Dr. Amento acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Dr. Amento and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Dr. Amento acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which he was already entitled. Dr. Amento further acknowledges that he has been advised by this writing that
(a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

         8. That Dr. Amento will not, except as may be mandated by statutory or regulatory requirements or as may be required by legal process, disclose to others the fact or terms of this settlement, the amounts referred to in the Agreement, or the fact of the payment of said amounts, except that he may disclose to his attorneys, accountants or other professional advisors to who the disclosure is necessary to effectuate the purposes for which he has consulted with such professional advisors. Dr. Amento understands that this covenant of non-disclosure is a material inducement to the Company for the making of this settlement and that for the breech thereof the Company will be entitled to pursue its legal and equitable remedies, including, without limitation, the right to seek injunctive relief.

         9. To forever fully release, remise, acquit and discharge the Company and covenant not to sue or otherwise institute or cause to be instituted or any way participate in (except at the request of the Company) legal or administrative proceedings against the Company with respect to any matter arising out of or connected with his prior employment with the Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not known or ascertained, which heretofore do or may exist.


                                       5.
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         10. Dr. Amento shall return all Company property and confidential information in his possession to the Company within five (5) business days after the termination of the consultancy hereunder, except such property and confidential information as the Company agrees in writing to be necessary for his continuing consultation which shall be promptly returned upon termination thereof.

         11. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Dr. Amento under the terms of this Agreement. Dr. Amento agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Dr. Amento further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Dr. Amento's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.

C. The Company and Dr. Amento, for himself, his heirs, executors, administrators, assigns, and successors, jointly agree as follows:

         1. That nothing contained in this Agreement shall constitute or be treated as an admission by the Company or Dr. Amento of liability, of any wrongdoing, or any violation of law.

         2. That if any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.

         3. That except as expressly provided herein, this Agreement shall supersede and render null and void the Employment Agreement between Dr. Amento and the Company, including the thirty day written notice of paragraph 1 (a).

         4. That this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to Dr. Amento's employment with the Company or the termination of that employment, and that any and all rights granted to the Company and Dr. Amento under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


                                       6.
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         5. That this Agreement shall bind and benefit Dr. Amento's heirs, executors, administrators, successors, assigns, and each of them; it shall also bind and benefit the Company and its successors and assigns.

         6. That this Agreement shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of that state.

         7. That should there hereafter be any litigation between or among any of the parties to this Agreement alleging a breach of this Agreement or seeking enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover his or its reasonable attorneys' fees and costs of such litigation from the other party.

         8. That, except for the facts assumed in Paragraph A. 2(c), each party hereby agrees to accept and assume the risk that any fact with respect to any matter covered by this Agreement may hereafter by found to be other than or different from the facts it believes at the time of this Agreement to be true, and agrees that this Agreement shall be and will remain effective notwithstanding any such difference in fact.

         9. Each party agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

         10. That Dr. Amento hereby acknowledges and understands and he agrees that:

                  a. he has at least 21 days after receipt of this Agreement within which he may review and consider, discuss with an attorney of his own choosing, and decide to execute or not execute this Agreement;

                  b. he has seven days after the execution of this Agreement within which he may revoke this Agreement;

                  c. in order to revoke this Agreement, Dr. Amento must deliver to Mr. Thomas Wiggans, the Company's President and Chief Executive Officer, on or before seven days after the execution of this Agreement, a letter stating that he is revoking this Agreement, and;

                  d. that this Agreement shall not become effective or enforceable until after the expiration of the seven days following the date Dr. Amento executes this Agreement.

         11. No Verbal Modification. This Agreement may only be amended in writing signed by Dr. Amento and the President of Connective Therapeutics, Inc.


                                       7.
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         12. Arbitration. That any controversy between the parties hereto shall be submitted to and settled by final and binding arbitration in Santa Clara County under the Commercial Rules of the American Arbitration Association then in effect. This includes any controversy involving the construction or application of any terms or conditions of this Agreement, or any claims arising out of or relating to this Agreement, or any breach thereof. In any arbitration pursuant to this paragraph C. 12, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third being appointed by mutual agreement of the two arbitrators appointed by the parties.

         13. Independent Contractor. Notwithstanding anything herein to the contrary, Dr. Amento's consulting status with the Company shall be, at all times during the term of this Agreement, that of an independent contractor. It is further understood that Dr. Amento is not a Company employee and does not participate in any Company benefit programs, except as provided in paragraph A.1.(3)(a). Nothing in this Agreement shall be construed to give Dr. Amento the power or the authority to act or make representations for, or on behalf of, or to bind the Company.

         14. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Dr. Amento concerning Amento's separation from the Company, and supersedes and replaces any and all prior agreements and understandings to the extent they may be inconsistent herewith. This Agreement is being entered into concurrently with a Laboratory Services Agreement between the Company and Dr. Amento on behalf of an independent research laboratory to be established and the effectiveness hereof shall be contingent upon the execution thereof.

         15. That they have read and understand the foregoing Agreement and that they affix their signatures hereto voluntarily and without coercion. Dr. Amento further acknowledges that he has at least 21 days within which to consider this Agreement, that he was advised by the Company to consult an attorney of his own choosing concerning the waivers contained in and the


                                       8.
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terms of this Agreement, and that the waivers he has made and the terms he has agreed to herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.



Dated:_____________________, 1996      _____________________________________
                                       DR. EDWARD AMENTO


                                       CONNECTIVE THERAPEUTICS, INC.



Dated:_____________________, 1996      _____________________________________
                                       Thomas G. Wiggans, President and
                                         Chief Executive Officer


                                       9.